Exhibit 10(b)

RETIREMENT AGREEMENT


This Retirement Agreement (the "Agreement") is entered into between Sears, Roebuck and Co., a New York corporation (the "Company") and James
M. Denny, a resident of the State of Illinois (the "Executive") as of August 9, 1995.

This Agreement is hereby entered in consideration of the following covenants and mutual promises.

1.Purpose. The Company has reviewed the performance of the Executive during his employment with the Company and has determined that his efforts have resulted in significant value to the Company and its shareholders. Specifically, the Executive assisted the Chairman and Chief Executive Officer in overseeing the development of the financial services business, the restructuring of the merchandise business, and the disposition of non-strategic assets of the Company, culminating in the highly successful repositioning of the Company through a series of initial public offerings, spin-offs and sales. In consideration for the Executive's dedicated service with the Company and his retirement from the Company on August 9, 1995 (the "Retirement Date"), the Company and the Executive have agreed to enter into this Agreement.

2.Payments. Following the execution of this Agreement, the Company shall make the following payments to the Executive:

(a)Continued annual base salary payments through Executive's Retirement Date, at the rate in effect immediately prior to the Retirement Date.

(b)An amount (the "1995 Annual Bonus"), calculated according to the Sears, Roebuck and Co. Annual Incentive Compensation Plan (the "Annual Incentive Compensation Plan"), equal to the amount of the annual Nondiscretionary Bonus under the Annual Incentive Compen-sation Plan to which Executive would have been entitled if he had remained employed by the Company through December 31, 1995. The 1995 Annual Bonus shall be paid at such time as the Nondiscretionary Bonus would have been paid had Executive remained employed by the Company.

(c)A lump sum severance payment payable on August 17, 1995, equal to the sum of:

(i) the amount of annual base salary Executive would have been paid for 1995 at the rate in effect immediately prior to his Retirement Date (in addition to the amount described in Section 2(a)) if he had remained employed by the Company through December 31, 1995, and

(ii) 2 times the sum of annual base salary at the rate in effect immediately prior to the Retirement Date and the amount of the 1995 annual Nondiscretionary Bonus to which Executive would have been entitled under the Annual Incentive Compensation Plan, assuming the Company had met the requisite target incentive level in effect immediately prior to the Executive's Retirement Date("1995 Target Level").
(d)The award under the Long Term Incentive Plan ("LTIP") for the LTIP period January 1, 1993 through December 31, 1995 in the amount and at the time such award would have been paid if Executive had continued employment in the Company through December 31, 1995 pursuant to the Long Term Incentive Compensation Plan.

3.Supplemental Retirement Income Plan. Executive's accrued benefit under the Sears, Roebuck and Co. Supplemental Retirement Income Plan (the "Supplemental Retirement Income Plan") shall be determined in accordance with the Supplemental Retirement Income Plan, by calculating the benefits thereunder based on (a) Executive's actual credited service plus additional credited service for the period from the Retirement Date through and including December 31, 1997, plus the additional 5 years of credited service previously credited to Executive, (b) the assumption that, in addition to his actual annual salary and bonus, Executive had earned annual salary (at the rate in effect immediately prior to the Retirement Date) and bonus (at the 1995 Target Level) from his Retirement Date through and including December 31, 1997, and (c) Executive's actual age as of January 1, 1996 plus three years (pursuant to a prior agreement to add three years to Executive's attained age), payable as a life annuity in monthly payments commencing January 1, 1996. The present value of such benefit, determined in accordance with the provisions of the Supplemental Retirement Income Plan (and based on the Executive's actual age as of January 1, 1996), shall be paid in a single lump sum payment on January 2, 1996. Such amount shall be in addition to the benefits to which Executive is entitled under the Sears Pension Plan.

4.Post Retirement Medical Coverage. As of Executive's Retirement Date, Executive shall be treated as eligible to receive Retiree Medical coverage and for all purposes thereunder, shall be treated as having been covered under a Sears medical option on Executive's Retirement Date and as having been continuously covered for the ten (10) consecutive years immediately prior to Executive's Retirement Date.

5.Post Retirement Life Insurance. As of Executive's Retirement Date, Executive shall be treated as eligible to receive Retiree Life coverage in the amount of $100,000 and for all purposes thereunder, shall be treated as if Executive was a member of Group Life on October 31, 1992, as having not been off payroll for more than twelve (12) consecutive months since October 31, 1992 and as having continuous coverage between August 31, 1987 and October 31, 1992. Executive may also continue Group Universal Life Insurance coverage after Executive's Retirement Date by paying any such premiums to the carrier.

6.Equity. Effective August 17, 1995, all stock options and restricted stock issued to the Executive under any Company-sponsored employee stock plan will become fully vested and such stock options will remain exercisable until the earlier of (i) five (5) years after Executive's Retirement Date for stock options granted February, 1995, and two (2) years after Executive's Retirement Date for all other stock options, or
(ii) the date the options would otherwise have expired under the terms of the employee option grant (excluding provisions relating to termination of employment).

7.Mutual Release. In consideration of the benefits provided under this Agreement, Executive and the Company have entered into the Mutual Release which is attached hereto as Exhibit A. This Mutual Release shall for purposes of this Agreement be treated as incorporated into this Section 7 in the form attached hereto.

8.Resignation of Officerships, Titles and Directorships. Effective on the Executive's Retirement Date, the Executive resigns all officerships, titles, and directorships with the Company, its subsidiaries and affiliates.

9.Non-Competition, Nonsolicitation and Confidentiality. For the period beginning on the date hereof and ending on December 31, 1997, the Executive agrees that he will not (i) directly or indirectly seek to employ on behalf of Executive or any other person or entity, any person (except Executive's Senior Executive Secretary as of the date hereof) who is employed at the time by the Company; (ii) become employed by, be or become an officer or director of, agree personally to perform services for, or enter into a consulting arrangement with a Competitor (as defined below); (iii) acquire an Ownership Interest (as defined below) in a Competitor; or (iv) solicit any customer of the Company on behalf of or for the benefit of a Competitor. Notwithstanding the foregoing and the definition of Competitor, the Executive will not be in violation of the foregoing sentence solely by reason of Executive's being an employee, partner, officer, or director of, or investor in, a Financial Firm (as defined below) that holds an investment in a Competitor, and the Company approves the Executive's (a) employment by and partnership in William Blair Capital Partners Fund V, and (b) continuing to serve as a director of The Allstate Corporation, unless there is a change after the date hereof in the business activities or affiliations of The

Allstate Corporation, which change would itself cause such corporation to fall within the definition of Competitor. The Executive further agrees not to disclose, in any manner except to authorized representatives of the Company or when compelled by legal process after notice to the Company (if such notice is feasible by a good faith effort), information about or related to the Company that was obtained by the Executive during his employment with the Company, other than information generally available to the public.

For purposes of this Section 10,

(a)"Competitor" means any business organization (including any entity that controls, is controlled by, or is under common control with such organization) that Materially Competes with the Company in any line of business, including but not limited to any business involving the sale of merchandise and/or merchandise related services at retail, such as a department, specialty, home improvement, apparel, automotive parts and accessories, or appliance store;

(b) "Financial Firm" means any firm or fund that makes venture capital or other investments, or that engages in investment banking, the mutual fund business, or the securities business;

(c) "Materially Competes" means that the organization in question, as of the date that the Executive would be in violation of the provisions of this Section 10 if such organization is a Competitor, received in its last full fiscal year more than $50 million and more than 10% of its total revenues from business activities that compete with the Company, and the Company received in 1994 or 1995 consolidated revenues in excess of $100 million from such competitive business activities; and

(d) "Ownership Interest" means an equity or voting interest in a Competitor in excess of five percent (5%) of the total outstanding equity or voting interests of any class or type that has been issued by such Competitor, including (for purposes of determining such 5%) any indirect interest held by the Executive in such Competitor. For purposes hereof, an "indirect interest" means the Executive's share of an equity or voting interest in a Competitor represented by his share of the investment of a Financial Firm in such Competitor.

10.D & O Insurance Coverage. The Company shall cause Executive to be covered under such director and officer liability insurance policies as the Company shall from time to time have in effect for its then-active officers and directors to the same extent, with respect to acts, errors or omissions which shall have occurred on or before Executive's Retirement Date, as available thereunder to the then-active officers and directors.

11.Beneficiary. If the Executive should die prior to receiving all of the benefits payable under this Agreement, any remaining benefits will be paid to the beneficiary which is designated in writing by the Executive. If no such beneficiary is designated, any payments shall be paid to the Executive's estate at the time or times and in the manner as would otherwise be due to the Executive.

12.Withholding. The Company's obligation to pay amounts under this Agreement are subject to its withholding obligations under applicable federal, state and local tax laws.

13.Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other portion of this Agreement. Any section or a part of a section declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of the section to the fullest extent possible while remaining lawful and valid.

14.Amendment. This Agreement shall not be altered, amended, or modified except by written instrument executed by the Company and the Executive. A waiver of any portion of this Agreement shall not be deemed a waiver of any other portion of this Agreement.

15.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.
16.Applicable Law. The provisions of this Agreement shall be interpreted and construed in accordance with the laws of the State of Illinois without regard to its choice of law principles.


SEARS, ROEBUCK AND CO.

By:  /s/ DAVID SHUTE
Its:  Senior Vice President

ATTEST:

Patricia M. Jamieson
Assistant Secretary


EXECUTIVE:


/s/JAMES M. DENNY

EXHIBIT A
Mutual Release

In consideration of the benefits provided under that certain Retirement Agreement dated as of August 9, 1995 (the "Agreement") by and between Sears, Roebuck and Co. (the "Company") and the undersigned Executive, Executive and the Company, and any person acting by, through, or under the Executive or the Company, hereby release, waive, and forever discharge each other, their agents, subsidiaries, affiliates, employees, officers, shareholders, successors, and assigns (if any) from any and all liability, actions, charges, causes of action, demands, damages, or claims for relief or remuneration of any kind whatsoever, whether known or unknown at this time, arising out of, or connected with, Executive's employment with the Company (other than indemnification to which the Executive may be entitled under the Company's bylaws, policies or agreements (now or hereafter maintained) with regard to the indemnification of its executive officers or directors), Executive's decision to retire, and/or the termination of the Executive's employment, including, but not limited to, all matters in law, in equity, in contract, or in tort, or pursuant to statute, including any claim by Executive for age or other types of discrimination under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, or any other federal, state, or local law or ordinance (the foregoing is sometimes hereinafter referred to as the "Waiver"). The Waiver does not apply to any rights or claims that may arise under the Age Discrimination in Employment Act after the date that Executive signs this Agreement. Executive acknowledges that he has read the Waiver and is voluntarily executing the Waiver and the Agreement.

Executive acknowledges that he has been advised to consult with an attorney prior to signing the Waiver, and was given at least twenty one
(21) days within which to consider the Agreement, including the Waiver, before signing the Waiver and the Agreement. Executive also acknowledges that he understands that if he signs the Waiver, he may revoke the Waiver and the Agreement within seven (7) days after signing the Waiver. The Agreement and the Waiver will therefore not be effective until seven (7) days after the Waiver is signed.

The Waiver does not apply to any benefits provided in the Agreement or any benefits to which the Executive may be entitled under a Company-sponsored benefit plan.

Executed:  August 9, 1995

SEARS, ROEBUCK AND CO.

By:  /s/ DAVID SHUTE
Its:  Senior Vice President

ATTEST:

Patricia M. Jamieson
Assistant Secretary

EXECUTIVE:

/s/ JAMES M. DENNY